HSBC Finance Corporation - Registration No. 333-120496 Rule 424(b)(3) Pricing Supplement No. 111 Dated Monday, June 4, 2007

CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XSD9	$6,273,000.00	0.200%	$6,260,454.00	Fixed	5.150%	Monthly	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking		Moody’s Rating	S & P Rating
06/15/2008	07/15/2007	$5.44	Yes	Senior Unsecured Notes		Aa3	AA-
Redemption Information: Non-Callable

CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XSE7	$6,142,000.00	0.400%	$6,117,432.00	Fixed	5.200%	Quarterly	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking		Moody’s Rating	S & P Rating
06/15/2009	09/15/2007	$14.16	Yes	Senior Unsecured Notes		Aa3	AA-
Redemption Information: Non-Callable

CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XSF4	$3,432,000.00	0.750%	$3,406,260.00	Fixed	5.300%	Quarterly	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking		Moody’s Rating	S & P Rating
06/15/2011	09/15/2007	$14.43	Yes	Senior Unsecured Notes		Aa3	AA-
Redemption Information: Non-Callable

CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XSG2	$6,399,000.00	1.000%	$6,335,010.00	Fixed	5.350%	Quarterly	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking		Moody’s Rating	S & P Rating
06/15/2012	09/15/2007	$14.56	Yes	Senior Unsecured Notes		Aa3	AA-
Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, HSBC Securities (USA) Inc. and Incapital LLC.
Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, a division of National Financial Services, LLC, Merrill Lynch & Co., Morgan Stanley, RBC Dain Rauscher Inc., UBS Securities LLC and Wachovia Securities, LLC.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

The notes represent obligations of HSBC Finance Corporation and are not obligations of, nor guaranteed by, HSBC Holdings plc or any of its affiliates.

HSBC Finance Corporation 2700 Sanders Road Prospect Heights, IL 60070

Offering Dates: Tuesday, May 29, 2007 through
Monday, June 4, 2007
Trade Date: Monday, June 4, 2007 @ 12:00 PM ET
Settlement Date: Thursday, June 7, 2007
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial Trades Settle Flat and clear SDFS: DTC Book Entry Only
DTCNumber: 0235 via RBC Dain Rauscher Inc.
InterNotes® is a registered trademark of
Incapital Holdings LLC
All rights reserved.

						HSBC Finance Corporation $5,000,000,000 HSBC Finance InterNotes Prospectus Dated 17-Dec-04